EXHIBIT A 10.96.1 DEFERRED COMPENSATION PLAN FOR OFFICERS AND DIRECTORS OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION Amended and Restated Effective January 1, 2005 TABLE OF CONTENTS
Page
ARTICLE I	NAME AND PURPOSE OF PLAN AND DEFINITIONS
	1.1 1.2	Name and Purpose Definitions	1 1
ARTICLE II	ELIGIBILITY AND PARTICIPATION
	2.1 2.2 2.3	Eligibility Commencement of Participation Cessation of Eligibility	4 4 4
ARTICLE III	ELECTION DEFERRAL AGREEMENTS, INVESTMENT EARNINGS, ACCOUNTING
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8

Election Deferral Agreement
Time of Election Deferral Agreement
Amount of Deferrals
Period For Which Election Deferral Agreement Applies
Changes in Election Deferral Agreement
Election Deferral Agreement Contingent on Plan
Administrator's Approval
Investment Credits
Accounting

4 4 5 5 5 6 6 7
ARTICLE IV	VESTING
	4.1	Vesting of Accounts	7
ARTICLE V	PLAN DISTRIBUTIONS
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9

Time of Payment
Option to Elect Payment no Earlier Than a Specified Age
Option to Elect In-Service Payment
Form of Payment
Payment upon Change in Control of the Employer
Involuntary Cash-Out Provision
Tax Withholding
Distribution of Taxable Amounts
Valuation of Accounts for Distributions and Withdrawals

7 8 8 9 10 10 10 10 11
ARTICLE VI	ADMINISTRATION OF THE PLAN
	6.1 6.2 6.3 6.4	Plan Administrator Outside Services Indemnification Claims Procedure	11 11 11 12
ARTICLE VII	AMENDMENT AND TERMINATION
	7.1 7.2 7.3	Amendment Termination No Reduction Upon Amendment or Termination	13 13 13
ARTICLE VIII	MISCELLANEOUS PROVISIONS
	8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8	Source of Payments No Warranties Inalienability of Benefits Expenses No Right of Employment Headings Gender and Number Construction	13 14 14 14 14 15 15 15

ARTICLE I NAME AND PURPOSE OF PLAN AND DEFINITIONS
1.1

Name and Purpose. This Plan was originally established effective January 1, 2002 by Central Vermont Public Service Corporation (hereafter called the Employer). The Plan is amended effective as of January 1, 2005 to comply with Internal Revenue Code Section 409A. The name of this plan is the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (hereafter called the Plan). The purpose of the Plan is to permit Participants to voluntarily defer base pay and incentive pay above and beyond any amounts deferred under any qualified plan (as defined in Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time) maintained by the Employer.

The Plan is not intended to be qualified under Internal Revenue Code Sections 401(a), 501(a) or any other Code section pertaining to tax qualified retirement plans. The Employer may set aside assets in a trust or other funding arrangement as it, or its delegate, deems appropriate to anticipate benefit liabilities accumulating under the Plan; provided such arrangement is not considered "funded" for purposes of the Code and the Employee Retirement Income Security Act of 1974. Accordingly, the assets of any such arrangement shall be subject to the claims of the Participating Employer's creditors in the event of the Participating Employer's insolvency. No portion of any funds set apart for a Participant, Beneficiary, or Spouse pursuant to this Article shall be the property of such Participant, Beneficiary or Spouse until distribution thereof has been made to such individual. Further, the rights of a Participant, Beneficiary or Spouse shall be limited to those of a general, unsecured creditor of the Participating Employer who has a claim equal to the value of the Participant's Retirement Benefit hereunder. Benefits under this Plan will be payable from the general assets of the Participating Employer, or from such other funding vehicle established for such purpose as described above, or both.

1.2	Definitions. The following terms have the meanings set forth below unless a different meaning is required by the context.
a.

Account means the hypothetical credit balance of a Participant under the Plan represented by the sum of deferrals and investment earnings credited hereunder. Accounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under the Plan. Accounts shall be maintained as part of the general assets of the Employer.

	b.	Base Pay, for Officers, means base salary. For Directors, Base Pay means retainers and fees.
c.

Beneficiary means the person or persons designated by the Participant to receive benefits under the Plan in the event of the Participant's death. In the absence of an effective designation at the time of the Participant's death, the Beneficiary shall be the surviving spouse of the Participant, or, if the Participant does not have a surviving spouse, his surviving children in equal shares, or, if he has no surviving children, his estate.

	d.	Board means the Board of Directors of Central Vermont Public Service Corporation.
	e.	Code means the Internal Revenue Code of 1986, as amended from time to time.
	f.	Director means a member of the Board of Directors of Central Vermont Public Service Corporation.
	g.	Effective Date means January 1, 2002.
	h.	Election Deferral Agreement means the agreement between the Employer and the Participant, memorialized by the Participant's completed Election Deferral Form and described in Section 3.1
	i.	Employee means an individual employed by the Employer.
	j.	Employer means Central Vermont Public Service Corporation and any other related company that adopts this Plan with Central Vermont Public Service Corporation's approval.
	k.	Entry Date means any January 1 (or, for new hires, any other date determined by the Plan Administrator) when an eligible Officer or Director may begin participating in the Plan.
l.

Incentive Pay means, with respect to Officers, annual incentive pay, Performance Share Plan awards and gains resulting from the exercise of Employer stock options. Incentive pay means, with respect to Directors, pay in the form of stock grants or gains resulting from the exercise of Employer stock options.

	m.	Officer means an Employee who holds one of the following job titles: (i) Assistant Vice President; (ii) Vice President; (iii) Senior Vice President; or (iv) Chief Executive Officer.
	n.	Participant means an Officer or Director who meets the eligibility requirements of the Plan and elects to participate in the Plan or who has an Account under the Plan.
	o.	Plan means the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation, as embodied herein.
	p.	Plan Administrator means the Plan Administrator appointed pursuant to Section 6.1.
	q.	Plan Year means the calendar year.
	r.	Prime Rate means the interest rate posted by a majority of the top twenty-five insured United States chartered banks as published in the Wall Street Journal.

ARTICLE II ELIGIBILITY AND PARTICIPATION
2.1	Eligibility. Directors and Officers shall be eligible to participate under the Plan for a Plan Year provided they complete an Election Deferral Agreement pursuant to Article III.
2.2

Commencement of Participation. An eligible Officer or Director shall commence participation in the Plan effective as of the Entry Date immediately following the date on which he completes an Election Deferral Agreement pursuant to Article III.

2.3

Cessation of Eligibility. If, after becoming eligible to participate under the Plan, an Officer or Director no longer meets the eligibility requirements in 2.1 above, he shall no longer be eligible to participate in the Plan with respect to deferrals described in Article III until such time as he again meets such requirements. If an Officer or Director has an Account balance under the Plan at the time he is no longer eligible to participate, his Account balance shall remain under the Plan and continue subject to the same terms and conditions as if the Officer or Director were still a Participant.

ARTICLE III ELECTION DEFERRAL AGREEMENTS, INVESTMENT EARNINGS, ACCOUNTING
3.1

Election Deferral Agreement. An eligible Officer or Director may elect to defer a portion of his Base Pay and/or Incentive Pay by entering into an Election Deferral Agreement with the Employer pursuant to the rules set forth in this Article III. Amounts deferred shall be credited to the Officer's or Director's Account as soon as practicable after the deferral is withheld from such pay.

3.2

Time of Election Deferral Agreement. Subject to the provisions of Section 3.3, an eligible Officer or Director may enter into a written Election Deferral Agreement regarding Base Pay and/or Incentive Pay. Such Election Deferral Agreement must be entered into prior to the applicable Entry Date for a Plan Year (or such other date as the Plan Administrator may permit under uniform rules). The Election Deferral Agreement shall apply to:

	a.	Pay earned in the Plan Year immediately following the execution of such agreement;
b.

Performance Share Plan awards, provided that a Participant makes his deferral election regarding such awards no later than the second December 31 preceding the date on which the Participant receives such awards. By way of example, a deferral election for a Performance Share Plan award to be received in 2004 must be made by December 31, 2002.

3.3	Amount of Deferrals.
	a.	From Incentive Pay. Subject to Section 3.9, an eligible Officer or Director may elect to defer up to 100% of his Incentive Pay as specified in his Election Deferral Agreement.
b.

From Base Pay. Notwithstanding Section 3.3(a), an eligible Officer may elect to defer up to 50% of his Base Pay, as specified in his Election Deferral Agreement, for the 2002 Plan Year. Thereafter, such eligible Officer may elect to defer up to 25% of his Base Pay, as specified in his Election Deferral Agreement. For all Plan Years, Directors may elect to defer up to 100% of their Base Pay.

3.4

Period For Which Election Deferral Agreement Applies. An Election Deferral Agreement for a Plan Year shall apply only with respect to that Plan Year. Deferrals for a subsequent Plan Year shall be made only pursuant to a new Election Deferral Agreement which applies with respect to such subsequent year.

3.5

Changes in Election Deferral Agreement. An eligible Officer or Director may not change the amount he elects to defer under his Election Deferral Agreement for a Plan Year after the beginning of the Plan Year to which the agreement applies.

3.6

Election Deferral Agreement Contingent on Plan Administrator's Approval. An Election Deferral Agreement hereunder shall become effective only if the Plan Administrator determines that such agreement complies with the rules of the Plan and thereupon accepts and approves the agreement.

3.7

Investment Credits. All Accounts hereunder shall be credited with notional investment earnings on a quarterly basis and based on the investment option(s) selected by the Participant in his Election Deferral Agreement.

	a.	Except as provided in Section 3.7(b), a Participant shall have a choice of the following two investment options:
(i) a fixed rate of return equal to the Prime Rate plus 1%; or
(ii) the rate of return on Employer stock for the applicable year, including dividends credited to the Participant's Account on the date dividends are paid to the Employer's shareholders.

If the investment option described in Section 3.7(a)(i) applies, the Participant's Account will be credited on the last business day of each quarter. The rate will be based on the Prime Rate published on the last business day of the preceding quarter plus 1%.

	b.	The investment option described in Section 3.7 (a)(ii) shall apply at all times to deferrals resulting from the granting of Employer stock.

Except for the portion of his Account attributable to deferrals resulting from the granting of Employer stock, a Participant may change annually his investment option selection for his existing Account, as well as for future deferrals, by completing the appropriate section(s) of his Election Deferral Agreement.

3.8

Accounting. The Plan Administrator shall maintain individual accounting for Participants hereunder to reflect the amounts deferred and credits made hereunder, and payments and expenses charged thereto. Such accounting shall not be construed to segregate any assets of the Employer for payment of benefits hereunder. The Plan Administrator shall provide each Participant with an annual statement of the value of his Account under the Plan.

ARTICLE IV VESTING
4.1	Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the value of his Account.
ARTICLE V PLAN DISTRIBUTIONS
5.1	Time of Payment. Except as otherwise provided in Section 5.2 or 5.3, normal distribution of a Participant's Account shall be made after the earliest to occur of the following events:
	a.	the Participant's termination of employment;
	b.	the Participant's retirement;
	c.	the Participant's disability; or
	d.	the Participant's death.
In any event, distribution of a Participant's Account must be made or begin no later than the calendar quarter immediately following a Participant's attainment of age 70.
5.2

Option to Elect Payment no Earlier Than a Specified Age. At the time a Participant first elects to make a deferral under the Plan, he may elect that his Account be distributed no earlier than his attainment of a specific age. Such an election shall apply to all future deferrals under the Plan, except those specified in Section 5.3, and shall be irrevocable. If a Participant makes such an election, payment of his Account shall not be made or begin until the later of (a) the date on which the specified age is attained, or, (b) the date on which an event described in Section 5.1(a), (b) or (c) occurs.

If the Participant should die before attainment of the specified age, his Account shall be paid to his designated Beneficiary as soon as practicable following his death.

5.3

Option to Elect In-Service Payment. A Participant may elect a specific year in which he will receive payment of the deferrals (and earnings thereon) provided for in his Election Deferral Agreement. For purposes of this Article V, such specific year shall be referred to as an "in-service distribution date," such a distribution shall be referred to as an "in-service distribution" and the following rules shall apply:

	a.	No more than two in-service distribution dates may apply to a Participant's Account at one time.
	b.	Payment of an in-service distribution shall be made in a lump sum as soon as administratively practical following the January 1 containing the in-service distribution date.
c.

If a Participant elects payment under this Section 5.3 but terminates his employment with the Employer before the in-service distribution date, such Participant's Account shall be distributed to him as soon as administratively practical following the first date on which he is no longer employed by the Employer.

5.4

Form of Payment. Subject to Sections 5.3, 5.4(c) and 5.6, in his initial Election Deferral Agreement, a Participant may elect to receive his Account in accordance with either Section 5.4(a) or (b). A Participant may change the form of payment elected under Section 5.4(a) or (b) in writing and at least one year before payment is scheduled to be made or begin. For amounts deferred after December 31, 2004 the timing of payment cannot be accelerated from a prior year election (e.g. change from annual payments to lump sum) and timing of payment that is delayed from a prior election (e.g. change from lump sum to annual payments) cannot begin prior to five years from the scheduled commencement date indicated by the prior election.

a.

Lump Sum Payment. A Participant may elect to receive his Account in one lump sum payment. Such payment will be made within the first thirty days of the quarter immediately following the date a Participant becomes eligible to receive his Account in accordance with Section 5.1 or 5.2. An in-service distribution shall automatically be paid in the form of a lump sum payment.

b.

Annual Payments. Except in the case of an in-service distribution, a Participant may elect to receive his Account in annual payments over a period not exceeding fifteen years. Such cash payments will be made within the first thirty days of the quarter immediately following the date a Participant becomes eligible to receive his Account in accordance with Section 5.1 or 5.2 and will be made on or about the same day each year. Each annual payment shall equal his Account on the date payment is due, divided by the number of remaining annual payments. Once annual payments begin, the remaining Account shall continue to be credited with notional earnings on a quarterly basis using a fixed rate of return equal to the Prime Rate plus 1%.

	c.	Medium of Payment. All distributions shall be paid in cash, according to the terms of the Participant's Election Deferral Agreement.
d.

Payment Upon death. Upon a Participant's death, a Participant's remaining Account shall automatically be distributed in a lump sum payment to the Beneficiary as soon as practicable following such death.

5.5

Payment Upon Change in Control of the Employer. The Plan Administrator may elect to pay out the remaining Accounts hereunder in the form of an immediate lump sum payment if it determines, in its sole discretion, that there has been a change in control of the Employer (or such change in control appears imminent) which has a reasonable probability of adversely affecting the rights of the Participants under the Plan.

5.6

Involuntary Cash-Out Provision. Effective January 1, 2005, if the value of a Participant's Account is $10,000 or less at the time he becomes eligible to receive his Account in accordance with Section 5.1 or 5.2, and payment has not yet begun, a lump sum cash payment shall automatically be made to the Participant or his Beneficiary as soon as administratively practical following the date he becomes eligible to receive his Account.

5.7	Tax Withholding. Payments and deferrals hereunder shall be subject to tax withholding pursuant to applicable federal and state requirements.
5.8

Distribution of Taxable Amounts. Notwithstanding the foregoing, in the event any Participant or Beneficiary is determined to be subject to federal income tax on any amount credited to his Account prior to the time of payment hereunder, the entire amount, subject to applicable withholding, determined to be so taxable shall be paid by the Employer to such Participant or Beneficiary. Any amount to the credit of a Participant's Account shall be determined to be subject to federal income tax upon the earlier of:

	a.	determination by the Internal Revenue Service that amounts to the credit of a Participant's Account are subject to federal income tax which is not appealed; or
b.

a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that amounts to the credit of a Participant's Account are subject to federal income tax.

5.9

Valuation of Accounts for Distributions and Withdrawals. In general, the value of a Participant's Account as of the last day of the quarter preceding the distributions (adjusted for any subsequent debits or credits to the Account) shall be used to determine the amount of the distribution, provided that the Plan Administrator may adopt other methods consistent with the account process used to value Accounts.

ARTICLE VI ADMINISTRATION OF THE PLAN
6.1

Plan Administrator. The Employer shall designate a Plan Administrator which shall be solely responsible for the operation and administration of the Plan. The Plan Administrator shall have all powers necessary and appropriate to carry out its responsibilities in operating and administering the Plan including the power to determine eligibility for benefits hereunder and to interpret the Plan. However, the Plan Administrator shall have no power to override the Plan's provisions. The Plan Administrator may, where necessary, prescribe rules for the equitable determination of any matter arising under the Plan that it, in its sole discretion, deems necessary or appropriate. The Plan Administrator may delegate specific responsibilities to other persons as the Plan Administrator shall determine.

6.2

Outside Services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or desirable to the operation and administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

6.3

Indemnification. The Employer shall indemnify the Plan Administrator against any and all claims, loss, damages, expenses (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the Plan Administrator's official capacity, except when due to the Plan Administrator's own gross negligence or willful misconduct.

6.4

Claims Procedure. If any application for a distribution or withdrawal under the Plan is denied, the Plan Administrator shall so notify the claimant within ninety (90) days after receipt of the application and shall afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

	a.	reference to pertinent provisions of the Plan;
	b.	a description of any additional information or material necessary to perfect the claim and an explanation of why it is necessary; and
c.

an explanation of the claims review procedure including advising the claimant that he may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments in writing.

Within sixty days following receipt of notice of denial of his claim, a claimant may request a review of such denial by the Plan Administrator. The Plan Administrator shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant. The Plan Administrator shall render a decision within sixty days after claimant's request for review and shall advise claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan or of its own rules, which may include rules adopted pursuant to Section 6.1 hereof, including rules adopted to address any matters raised by the then claimant, whether as a matter of first impression or otherwise.

ARTICLE VII AMENDMENT AND TERMINATION
7.1

Amendment. By action of the Board or its delegate, the Employer reserves the right at any time and from time to time to amend any or all provisions of the Plan. In addition, the Plan Administrator shall have the right at any time and from time to time to amend the Plan to the extent that such amendments are administrative in nature, are not substantive, and do not materially increase the financial obligations of the Employer. No Board action or consent shall be necessary for the Plan Administrator to amend the Plan under the provisions of this Section 7.1.

7.2

Termination. The Plan is purely voluntary on the part of the Employer and the Employer reserves the right to terminate the Plan at any time. In the event the Plan is terminated, the Plan Administrator may direct that remaining Account balances, including any Account balances that are being paid out in the form of installment payments, be paid out immediately in the form of an immediate lump sum cash payment or, in the case of the portion of the Account balance attributable to the exercise of Employer stock options, in the form of Employer stock.

7.3

No Reduction Upon Amendment or Termination. Notwithstanding Sections 7.1 and 7.2, no Plan amendment, or termination of the Plan shall have the effect of reducing a Participant's Account hereunder as of the later of the adoption or effective date of such amendment, termination or suspension.

ARTICLE VIII MISCELLANEOUS PROVISIONS
8.1

Source of Payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Employer. The Employer shall not by virtue of any provisions of the Plan be deemed to be a trustee or other fiduciary of any property for any Participant or his Beneficiaries, and the liabilities of the Employer to a Participant or his Beneficiaries pursuant to the Plan shall be those of a debtor pursuant only to such contractual obligations as are created by the Plan. No such obligation of the Employer shall be deemed to be secured by any pledge or other encumbrance on any property of the Employer. To the extent that any Participant or his Beneficiaries acquire a right to receive a payment from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. Neither the purchase of securities or other investments pursuant to Section 3.7 nor the accounting provided for under Section 3.8 shall give a Participant or Beneficiary a greater right than provided under this Section 8.1.

8.2

No Warranties. Neither the Plan Administrator nor the Employer warrants or represents in any way that the value of each Participant's Account will increase and not decrease. Each Participant (and his Beneficiary) assumes all risk in connection with any change in such value, which may include losses in value.

8.3

Inalienability of Benefits. Except as provided by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. Any such benefit or interest shall not in any manner be liable for, or subject to, garnishment, attachment, execution, or levy, or subject to the debts, contract liabilities, engagements, or torts of any Participant or his Beneficiaries.

8.4

Expenses. The Employer may pay all costs and expenses incurred in operating and administering the Plan, but the Employer reserves the right to charge Participants' Accounts for any or all such costs and expenses.

8.5

No Right of Employment. Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Officer the right to be retained in the employ of the Employer or any Director the right to continue in his capacity as a Director.

8.6	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.
8.7	Gender and Number. Whenever used in the Plan, the masculine gender will include the feminine, and the singular will include the plural, unless the context clearly indicates otherwise.
8.8	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Vermont and applicable federal laws.
IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its respective duly authorized Officer this 11th day of March , 2005.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION By: /s/ Joan Gamble Title: VP, Strategic Change & Business Services
Attest: By: /s/ Mary C. Marzec Mary Marzec (Corporate Seal)